Exhibit 10.26

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

BASIC CHEMICALS COMPANY, LLC,

KMG-BERNUTH, INC., AND

KMG CHEMICALS INC.

DATED AS OF JUNE 7, 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
ARTICLE 2 PURCHASE AND SALE OF ASSETS
2.1	Purchased Assets
2.2	Excluded Assets
2.3	Assumed Liabilities
2.4	Limitation of Liabilities
ARTICLE 3 PURCHASE PRICE
3.1	Purchase Price
3.2	Allocation of Purchase Price
ARTICLE 4 CLOSING
4.1	Closing
4.2	Deliveries by Seller
4.3	Deliveries by Buyer
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER
5.1	Organization and Existence
5.2	Authority
5.3	No Violations
5.4	Governmental Approval
5.5	Seller Proceedings
5.6	No Brokers
5.7	Ownership of Purchased Assets
5.8	Environmental Matters
5.9	Compliance With Laws
5.10	Financial Information
5.11	Intangible Assets
5.12	Instruments in Full Force and Effect
5.13	Taxes
5.14	DISCLAIMER OF REPRESENTATIONS AND WARRANTIES
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER
6.1	Organization and Existence
6.2	Authority
6.3	No Violations
6.4	Governmental Approval
6.5	Buyer Proceedings
6.6	No Brokers
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF GUARANTOR
7.1	Organization and Existence
7.2	Authority
7.3	No Violations
7.4	Governmental Approval
7.5	Guarantor Proceedings
ARTICLE 8 COVENANTS
8.1	Confidentiality
8.2	Employees and Employee Benefits

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8.3	Taxes Resulting From Sale
8.4	Ad-Valorem Taxes
8.5	Expenses
8.6	Agreement to Not Compete
8.7	Specific Performance
ARTICLE 9 POST-CLOSING SERVICES
9.1	Remittances
9.2	Delivery of Purchased Assets
9.3	Transition Activities
9.4	Removal of Equipment
ARTICLE 10 INDEMNIFICATION
10.1	Indemnification by Seller
10.2	Indemnification by Buyer
10.3	Indemnification Procedure
10.4	Survival
10.5	Applicability of Indemnification Obligation
10.6	Limitation on Amounts
10.7	Sole Remedy; Limitations
ARTICLE 11 GUARANTY
11.1	Guaranty
11.2	Amendments
11.3	Waivers
ARTICLE 12 MISCELLANEOUS
12.1	Notices
12.2	Entire Agreement
12.3	Amendments and Waiver; Rights and Remedies
12.4	Governing Law
12.5	Binding Effect; Assignment
12.6	Counterparts
12.7	Interpretation
12.8	Severability of Provisions

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1:	Knowledge
Schedule 2.1(c):	Equipment
Schedule 2.1(f):	Ordinary Course Agreements
Schedule 5.3:	Exception to No Violations
Schedule 5.4:	Seller’s Governmental Approvals
Schedule 5.5:	Pending Proceedings

Exhibits

Exhibit A:	Form of Promissory Note
Exhibit B:	Form of Bill of Sale
Exhibit C:	Form of Assumption Agreement
Exhibit D:	Form of Registration Assignment
Exhibit E:	Form of Chlorine Supply Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on and effective as of this June 7, 2005, by and among KMG-BERNUTH, INC., a Delaware corporation (“Buyer”), BASIC CHEMICALS COMPANY, LLC, a Delaware limited liability company (“Seller”), and KMG CHEMICALS INC., a Delaware corporation (“Guarantor”).  Seller and Buyer are each a “party” hereunder and collectively the “parties” hereunder.

RECITALS

WHEREAS, Seller desires to sell and transfer to Buyer certain of the properties, assets and liabilities related to the Penta Business (as defined below) other than the Excluded Assets (as defined below), which Seller intends to acquire in connection with its acquisition of certain assets of Vulcan Materials Company (“VMC”) and Buyer desires to purchase and acquire such properties, assets and liabilities, all upon the terms set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Inventory Cost” has the meaning specified in Section 3.1.

“Agreement” has the meaning specified in the opening paragraph.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumption Agreement” has the meaning specified in Section 4.2(c).

“Bill of Sale” has the meaning specified in Section 4.2(c).

“Business Records” means all Records in possession of Seller to the extent that such Records relate primarily to the Penta Business, the Purchased Assets or the Assumed Liabilities, and shall include historical financial and tax records primarily related to the prior operation of the Penta Business, but shall exclude all Excluded Assets; provided, however, that if any Business Records pertain both to the Penta Business and to unrelated activities or other businesses of Seller or VMC, then only the portion of such documents or other records which pertain to the Penta Business shall be included in the Purchased Assets.

“Buyer” has the meaning specified in the opening paragraph of this Agreement.

“Claims” means all losses, liabilities, claims, demands, damages, costs, fees and expenses (including reasonable attorneys’ fees and disbursements) of every kind, nature and description.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” means the date upon which the Closing occurs.

“Confidential Information” has the meaning specified in Section 8.1.

“Encumbrances” means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects and other similar encumbrances, but specifically excluding the Permitted Encumbrances.

“Environmental Laws” means any and all Legal Requirements pertaining to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (iii) exposure to hazardous, toxic or other substances alleged to be harmful.  Environmental Laws shall include all such laws in effect in any and all jurisdictions in which the Purchased Assets are located or in which any Seller or its Affiliates has conducted operations using any of the Purchased Assets, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Rivers and Harbors Act of 1899, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, Federal Insecticide, Fungicide and Rodenticide Act, the Food Quality Protection Act, and other environmental conservation or protection laws.

“EPA” means the United States Environmental Protection Agency and all subdivisions thereof.

“Equipment” has the meaning specified in Section 2.1(c).

“Excluded Assets” has the meaning specified in Section 2.2.

“Facility” means Seller’s Penta Products manufacturing facility in Wichita, Kansas.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Guarantor” has the meaning specified in the opening paragraph of this Agreement.

“Indemnified Party” has the meaning specified in Section 10.3.

“Indemnifying Party” has the meaning specified in Section 10.3.

“Instruments” has the meaning specified in Section 5.12.

“Intellectual Property Rights” has the meaning specified in Section 2.1(b).

“Knowledge” with respect to Buyer or Guarantor means the actual knowledge after reasonable inquiry of the executive management of such entity and any other Person with direct supervisory responsibility over a matter for such party, and with respect to Seller means the actual knowledge of the individuals set forth on Schedule 1.1, all of whom are employees of Seller or VMC or their respective affiliates.

“Legal Requirements” has the meaning specified in Section 5.9(a).

“MAE” means (a) when used with respect to Seller’s or VMC’s Penta Business, any material adverse change in the business, properties, results of operations or financial condition of such Penta Business, taken as a whole, but excluding any change to the extent arising from any (i) changes in laws, (ii) changes resulting from the announcement of the execution hereof, or the execution of the Asset Purchase Agreement between VMC and Seller, or the execution of the Asset Purchase and Sale Agreement between ERCO Worldwide (USA) Inc. and Seller, and the transactions contemplated hereby and thereby, (iii) changes in general economic conditions or (iv) changes generally affecting the industry in which such Penta Business competes, including changes in the price of energy, supplies and raw materials, (b) when used with respect to Seller or the Penta Business of Seller or VMC, any effect that materially impairs the ability of Seller to complete the transactions contemplated hereby or to fulfill its respective obligations hereunder, and (c) when used with respect to Buyer or Guarantor, any effect that materially impairs the ability of Buyer or Guarantor to complete the transactions contemplated hereby or to fulfill their respective obligations hereunder.

“Non-Compete Term” has the meaning specified in Section 8.6.

“Note” has the meaning specified in Section 3.1(b).

“Open Orders” has the meaning specified in Section 2.3.

“Ordinary Course Agreements” has the meaning specified in Section 2.1(f).

“Penta” means pentachlorophenol.

“Penta Business” means the manufacturing, formulating, processing, storing, distributing, selling, marketing, use and licensing of the Penta Products.

“Penta Inventory” means all inventory of Penta Products stored in the Facility as of the Closing that meets the relevant product specification for such Penta Product, based on a physical inventory jointly conducted by the parties on or about the Closing Date.

“Penta Products” means the pentachlorophenol product lines of Seller formerly owned by VMC, including the following products:

PRODUCT NAME:	Registration Number
VULCAN GLAZD PENTA	EPA Reg. No. 5382-16
VULCAN PREMIUM 4 LB. PENTA (PCP 2) CONCENTRATE	EPA Reg. No. 5382-36
VULCAN GLAZD PENTA	PMRA Reg. No. 21785
VULCAN BLOCK PENTA	PMRA Reg. No. 22024

“Permits” means any permit, approval, authorization, license, variance, or other permission or consent required from a Governmental Entity for operation of the Penta Business under any applicable Legal Requirement.

“Permitted Encumbrances” shall mean (i) liens for current Taxes, assessments or other claims by a governmental authority not yet delinquent, or which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established, (ii) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (iv) such other imperfections in title, charges, easements, restrictions and other encumbrances that do not materially detract from or materially diminish the value of the Purchased Assets or do not materially interfere with the present use of such asset in the Penta Business as currently conducted, and (v) matters resulting from the actions of Buyer or its agents or Affiliates.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

“PMRA” means the Canadian Pest Management Regulatory Agency and all subdivisions thereof.

“Proceedings” means all proceedings, arbitration, litigation, actions, claims and suits by or before any arbitrator or Governmental Entity.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“Real Property” means (i) all land in which Seller has an ownership interest, (ii) all buildings, structures, fixtures, and improvements located on such land, including those under construction, and (iii) means all privileges, rights, easements, and appurtenances belonging to or for the benefit of such land.

“Records” means all information, regardless of the medium, including schedules, work papers, books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, equipment maintenance data, purchasing records and information, supplier lists, business plans, reference catalogs, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and information.

“Retained Liabilities” has the meaning specified in Section 2.4.

“Seller” has the meaning specified in the opening paragraph of this Agreement.

“Supply Agreement” has the meaning specified in Section 4.2(c).

“Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1                               Purchased Assets.

Upon the terms set forth in this Agreement, at the Closing, Seller shall convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, free and clear of any Encumbrances, the following assets and rights of Seller (collectively, the “Purchased Assets”), excluding for all purposes the Excluded Assets:

(a)                                  The registrations of the Penta Products, any similar registrations under applicable United States or Canadian authorizations and applications therefor, effective upon approval by the EPA or PMRA, as required;

(b)                                 All of Seller’s rights to (i) the names of the Penta Products and all derivatives thereof, (ii) all registered and unregistered trademarks, service marks, logos, corporate names, and trade names, with respect to the names of the Penta Products and all derivatives thereof (iii) all related goodwill, (iv) Seller’s rights to intellectual property embodied in or required for the operation of the Equipment, to the extent assignable, and (v) all other intellectual property rights and other intangible assets, including all efficacy, toxicology, residue, health and environmental data and studies primarily relating to Penta and any data compensation rights in respect thereto, (clauses (i) through (v), collectively, the “Intellectual Property Rights”), and all of the documentation and other materials, and all Seller’s rights thereto, primarily associated with the Intellectual Property Rights, including all manufacturing and product designs, specifications, processes and documentation, product labels, technical information and all copyrights thereto, but specifically excluding items described in Section 2.2(f);

(c)                                  All removable equipment, machinery, tools, appliances, implements, spare parts, supplies, and all other tangible personal property listed on Schedule 2.1(c) (the “Equipment”), which shall be purchased on an “AS IS, WHERE IS” basis and shall be free and clear of all Encumbrances, and subject to Sections 5.14 and 9.4;

(d)                                 All Penta Inventory purchased pursuant to Section 3.1;

(e)                                  All Open Orders and trade accounts receivable for Penta Products shipped after the Closing Date;

(f)                                    Seller’s rights accruing on or after the Closing under those certain contracts and agreements described on Schedule 2.1(f) (the “Ordinary Course Agreements”) and under third party warranties relating to the Purchased Assets, to the extent such warranties are transferable; and

(g)                                 All Business Records, except that Seller shall have the right to retain copies of any such Business Records.

2.2                               Excluded Assets.

The Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a)                                  all cash and bank accounts of Seller;

(b)                                 all trade accounts receivable for products shipped prior to the Closing Date, and any claim, remedy, security interest, lien, or other right related to any such accounts receivable;

(c)                                  all intracompany and intercompany accounts of Seller;

(d)                                 all prepaid expenses of Seller;

(e)                                  all raw materials used in the manufacture of Penta Products, including, but not limited to, phenol, aluminum chloride, HCL, and Dowtherm®;

(f)                                    all rights to use the designations “Vulcan”, “Vulcan Materials”, “Vulcan Chemicals”, the Vulcan logo or any other similar marks and derivatives or such names, marks and other indicia, including domain names and copyrighted works or to the extent utilizing such names and indicia, together with all of the goodwill represented thereby or pertaining thereto;

(g)                                 other than the Intellectual Property Rights, the computer equipment and programs used in the Penta Business, all policies and procedures of Seller, and all other intellectual property of Seller to the extent not primarily used in the operation or conduct of the Penta Business;

(h)                                 all Real Property and all interests of any kind therein;

(i)                                     the claims and rights under all contracts to which Seller is a party not assigned to and assumed by Buyer hereunder and, in the case of the Ordinary Course Agreements, claims and rights thereunder to the extent, but only to the extent, that such claims and rights accrue prior to Closing (for purposes of clarity, excluding any claims or rights of Seller under third party warranties relating to the Purchased Assets, to the extent such warranties are transferable);

(j)                                     all other rights and claims of Seller against third parties (including, without limitation, those not yet ascertained and/or unliquidated) relating to operation of the Penta Business for the period prior to the Closing Date;

(k)                                  all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies;

(l)                                     all losses, carryovers and rights to receive refunds with respect to any and all Taxes of Seller, including interest receivable with respect thereto;

(m)                               the basic books and records of account relating to any Taxes of Seller;

(n)                                 the business of Seller or VMC, except as expressly included in the definition of the Purchased Assets, none of which shall relate exclusively to the manufacture or sale of the Penta Products;

(o)                                 all supplies, equipment, office furnishings, computer equipment, vehicles, trucks, trailers, machinery and other tangible personal property not included in the Equipment; and

(p)                                 all other assets, properties and rights of Seller that are not Purchased Assets.

2.3                               Assumed Liabilities.

Subject to Section 2.4, Buyer shall assume the rights and obligations of Seller under the unfilled, non-delinquent customer purchase orders received in the ordinary course of business for which no payment has been collected (“Open Orders”) and under the Ordinary Course Agreements and trade accounts payable of the Penta Business properly accrued after the Closing.  Notwithstanding the foregoing, the Ordinary Course Agreements shall be assumed by Buyer to the extent and only to the extent the duties and obligations thereunder accrue on or after the Closing Date, excluding any Retained Liabilities (collectively, the “Assumed Liabilities”).  Nothing in this Section shall operate to reduce Buyer’s obligations with respect to remittances under Section 9.1.

2.4                               Limitation of Liabilities.

Except as otherwise expressly provided in Section 2.3, Buyer does not assume and is not in any way liable or responsible for any liabilities or obligations of Seller or VMC, whether fixed or contingent, and whether known or unknown (“Retained Liabilities”).  Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, Buyer shall not assume, or take responsibility for:

(a)                                  Accounts payable of the Penta Business as of the Closing including, (i) all trade accounts payable and other obligations of payment to providers of goods and services, (ii) all other accounts and notes payable and (iii) any obligations, penalties, judgments and other liabilities related thereto, in each case properly accrued prior to the Closing;

(b)                                 Any liability or obligation for any and all Taxes of, or pertaining or attributable to (i) the Penta Business and/or the Purchased Assets for any period or portion thereof that ends on or before the Closing or (ii) Seller or VMC, including any and all Taxes described in clauses (i) and (ii) of this Section 2.4(b) for which liability is or may be sought to be imposed on Buyer under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

(c)                                  Liabilities or obligations of Seller or VMC under any note, bond or other instrument;

(d)                                 Any defects in or Claims related to products manufactured, formulated, stored, handled, transported, maintained, sold or distributed in connection with the Penta Business prior to the Closing, or any liability or obligation of Seller or VMC in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made), or imposed (or asserted to be imposed) by operation of law, in connection with the Penta Business prior to the Closing;

(e)                                  Any obligation (including indemnification and other contingent obligations) relating to (i) acts or omissions in connection with the Penta Business, (ii) goods or services provided to or for the benefit of Seller or VMC, (iii) goods or services provided as part of the Penta Business prior to the Closing, (iv) any Proceedings or Claims arising during any period prior to the Closing that are related to acts or omissions of Seller or VMC, including any liability arising out of the payment or non-payment of worker’s compensation premiums on behalf of employees or other issues arising out of the coverage of employees with respect to worker’s compensation insurance, or (v) any liability that accrued under any Ordinary Course Agreement prior to the Closing;

(f)                                    Any statutory liens accrued or existing at the time of the Closing against the Purchased Assets;

(g)                                 Any violation of, or default under, any Legal Requirements prior to the Closing, including Environmental Laws, which affects the ownership or operation of the Purchased Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Environmental Law arising out of or related to the ownership or operation of the Purchased Assets prior to the Closing;

(h)                                 Any liability resulting from or relating to the employment relationship between Seller or its Affiliates, or VMC, and any of their present or former employees or the termination of any such employment relationship, including accrued severance pay and other similar benefits, if any, and any claim filed at any time by or on behalf of any employee or former employee relating to the employment or termination of employment of any such employee, including any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers’ compensation on or prior to the Closing;

(i)                                     Any liabilities or obligations of Seller arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions contemplated hereby, including fees and expenses of counsel; or

(j)                                     Any liabilities or obligations of VMC.

ARTICLE 3
PURCHASE PRICE

3.1                               Purchase Price.

Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be the sum of (i) Thirteen Million Dollars ($13,000,000) plus (ii) the aggregate cost of the Penta Inventory (the “Aggregate Inventory Cost”), in accordance with Section 9.3, all which shall be paid by delivery of the following at the Closing:

(a)                                  a wire transfer of immediately available funds in the amount of Three Million Dollars ($3,000,000) plus the Aggregate Inventory Cost to an account specified in writing to Buyer by Seller at least three (3) business days before the Closing Date; and

(b)                                 a promissory note, substantially in the form of Exhibit A hereto (the “Note”), in the principal amount of Ten Million Dollars ($10,000,000), payable in five (5) annual installments of Two Million Dollars ($2,000,000), and bearing interest on the then outstanding principal amount at the rate of four percent (4%) per year, starting from the Closing Date.  Each annual installment plus accrued interest shall be due and payable to Seller on each subsequent anniversary of the Closing Date.

3.2                               Allocation of Purchase Price.

The Purchase Price shall be allocated for purposes of this Agreement and for federal, state and local tax purposes in such manner as is agreed to by the parties.  The parties shall reach such agreement in a timely manner and in conjunction with Seller’s obligation to reach a similar agreement with VMC.  The consideration shall be allocated among the Assets in the manner required by Section 1060 of the Code and the regulations thereunder.  Each of Buyer and Seller shall file on a timely basis all federal, state, local and foreign tax returns and reports, including, the “Asset Acquisition Statement under Section 1060” on Form 8594 to be filed with the Internal Revenue Service with respect hereto, in accordance with such allocation.  If the parties are unable to agree on such allocation in the time and manner contemplated earlier in this Section, any disputed items shall be resolved by the an independent nationally recognized auditing firm, acceptable to both parties (the

“Neutral Auditors”).  The determination of the Neutral Auditors shall be final and binding upon both parties, and each party shall bear 50% of the costs, fees and expenses of the Neutral Auditors relating to the allocation.  The parties shall not file (and shall cause their respective Affiliates not to file) any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final Purchase Price; provided, however, that neither party (nor its Affiliates) shall be obligated to litigate any challenge to such allocation of the final Purchase Price by any Governmental Entity.  The parties shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 3.2 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

ARTICLE 4
CLOSING

4.1                               Closing.

The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on the date that Seller closes the acquisition by Seller from VMC of the Purchased Assets or such other mutually agreed time and place.  The documents to be delivered at the Closing may be delivered by electronic transmission, to be followed by exchange of original counterparts.

4.2                               Deliveries by Seller.

At Closing, Seller shall hereby deliver to Buyer the following:

(a)                                  Certificate of the Secretary of State of the State of Delaware attesting to the due organization and good standing of Seller as a limited liability company in its jurisdiction of incorporation;

(b)                                 A certificate of an executive officer of Seller dated as of the Closing certifying that all required corporate authorizations and approvals for the execution of this Agreement and all other documentation executed in connection herewith, and for the consummation of the transactions contemplated hereby and thereby, has been received and duly recorded; and

(c)                                  Executed counterparts of a Bill of Sale, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), an Assumption Agreement, substantially in the form attached hereto as Exhibit C (the “Assumption Agreement”), the Penta Products registration transfers with the EPA and PMRA in the forms attached hereto as Exhibit D, and a Chlorine Supply Agreement in the form attached hereto as Exhibit E (“Supply Agreement”).

4.3                               Deliveries by Buyer.

At Closing, Buyer shall hereby deliver the following to Seller:

(a)                                  Certificate of the Secretary of State of the State of Delaware attesting to the due organization and good standing of Buyer as a corporation in its jurisdiction of incorporation;

(b)                                 A certificate of an executive officer of Buyer dated as of the Closing certifying that all required corporate authorizations and approvals for the execution of this Agreement and all other documentation executed in connection herewith, and for the consummation of the transactions contemplated hereby and thereby, has been received and duly recorded;

(c)                                  Executed counterparts of the Assumption Agreement and Supply Agreement;

(d)                                 The Purchase Price in accordance with Section 3.1, including the Note; and

(e)                                  Buyer’s Estimated Ad Valorem Share in accordance with Section 8.4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

5.1                               Organization and Existence.

Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary company power and authority to own the Purchased Assets and to carry on the Penta Business.  Seller is in good standing in all jurisdictions in the United States and Canada in which the character of the Purchased Assets or the nature of the Penta Business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a MAE.

5.2                               Authority.

Seller has all necessary corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                               No Violations.

The execution and delivery of this Agreement by Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation of the transactions by it contemplated hereby will not, except as specifically described in Schedule 5.3:

(a)                                  Violate any of the provisions of Seller’s articles of incorporation or bylaws, or any agreement to which Seller is a party;

(b)                                 Result in a breach of any Ordinary Course Agreement or any material contract, agreement, note, mortgage, indenture or instrument to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets is subject, except where such breach would not have a MAE on the Penta Business or Purchased Assets;

(c)                                  Result in the creation of any Encumbrance on any of the Purchased Assets, or otherwise give any Person the right to terminate any Open Order or Ordinary Course Agreement or other agreements assumed by Buyer, except where such Encumbrance would not have a MAE on the Penta Business or Purchased Assets;

(d)                                 Violate any Legal Requirement applicable to or binding upon Seller or the Purchased Assets, other than such violations as would not have a MAE on the Penta Business or Purchased Assets; or

(e)                                  Require any consent, approval or authorization from any Person other than those the failure of which to obtain would not have a MAE on the Penta Business or Purchased Assets.

5.4                               Governmental Approval.

Except as set forth in Schedule 5.4, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

5.5                               Seller Proceedings.

(a)                                  There are no Proceedings pending, instituted or, to Seller’s Knowledge, threatened against Seller and relating to the Penta Business or the Purchased Assets or that challenge or seek injunctive relief with respect to the transactions contemplated by this Agreement;

(b)                                 Except as provided in Schedule 5.5, to Seller’s Knowledge, there is no action, suit, investigation, audit, claim or assessment pending or threatened in writing with respect to the Penta Business or the Purchased Assets; and

(c)                                  There are no investigations or inquiries pending, instituted or, to Seller’s Knowledge, threatened against Seller that challenge or seek injunctive relief with respect to the transactions contemplated by this Agreement.

5.6                               No Brokers.

Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from Seller in connection with such transactions.

5.7                               Ownership of Purchased Assets.

Seller owns good title to the Purchased Assets, free and clear of all Encumbrances, and, upon Seller’s execution and delivery of this Agreement and Seller’s execution and delivery of the Bill of Sale, Buyer will own good title to the Purchased Assets, free and clear of all Encumbrances.  No Affiliate of Seller owns any part of the Purchased Assets (including the Business Records).

5.8                               Environmental Matters.

(a)                                  Neither Seller nor, to Seller’s Knowledge, VMC, has received any written notice of any investigation or inquiry by any Governmental Entity under any applicable Environmental Laws relating to the Penta Business or the ownership or operation of the Purchased Assets.

(b)                                 Except as to matters that would not constitute a MAE, Seller and, to Seller’s Knowledge, the Penta Business of VMC and the Purchased Assets are in material compliance with all of the terms and conditions of all Permits required under, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all applicable Environmental Laws.

(c)                                  Neither Seller nor, to Seller’s Knowledge, VMC, has received any written notice from any Governmental Entity regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit that pertains to applicable Environmental Laws or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Permit.

5.9                               Compliance With Laws.

Except as would not have a Seller MAE:

(a)                                  To Seller’s Knowledge, the Penta Business of VMC is being, and since January 1, 2003 has been, conducted in all material respects in compliance with each law, rule, regulation, code, directive, order, injunction, judgment, decree of any Governmental Entity, or other legally enforceable requirement or guideline (collectively, “Legal Requirements”) applicable to VMC in the operation of the Penta Business or the ownership or use of the Purchased Assets, considered without regard to environmental matters, which are addressed in Section 5.8;

(b)                                 To Seller’s Knowledge, VMC has not received any notice or other communication (written or otherwise) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to VMC in the operation of the Penta Business or the ownership or use of the Purchased Assets, considered without regard to environmental matters, which are addressed in Section 5.8.

5.10                        Financial Information.

To Seller’s Knowledge, a schedule of the annual net sales revenues of the Penta Business for the five calendar years ended December 31, 2004 has been previously delivered to Buyer that is true and correct in all material respects.  Neither Seller, nor, to Seller’s Knowledge, VMC, has entered into any agreement granting to any third person a right to purchase, lease or otherwise acquire any assets or interests comprising the Purchased Assets.

5.11                        Intangible Assets.

To Seller’s Knowledge, there are no pending or threatened infringement claims against Seller or VMC by any Person with respect to any of the Intellectual Property Rights.  To Seller’s Knowledge, the use of the Intellectual Property Rights does not and the conduct of the Penta Business as presently conducted does not, infringe on the rights of any other Person, except as would not reasonably be expected to have a MAE on the Penta Business.

5.12                        Instruments in Full Force and Effect.

To Seller’s Knowledge, the Ordinary Course Agreements and Open Orders constituting a part of the Purchased Assets (the “Instruments”) are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect except as disclosed, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Buyer in accordance with their respective terms.  To Seller’s Knowledge, there are no defaults thereunder by any party thereto, and, to Seller’s Knowledge, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.

5.13                        Taxes.

To Seller’s Knowledge, (i) all Tax returns required to be filed by or with respect to VMC’s Penta Business or the Purchased Assets for any period ending on or before the Closing Date have been or will be timely filed (taking into account any extensions validly obtained) and all such Tax returns are complete and accurate in all material respects, and (ii) none of the Purchased Assets is subject to any lien arising in connection with any failure or alleged failure to pay any Tax, and all Taxes due and owing (whether or not shown on any Tax return) with respect to the Purchased Assets have been or will be timely paid, other than such failures to pay such Taxes as would not result in an Encumbrance upon the Purchased Assets or in Buyer becoming liable or responsible therefor.

5.14                        DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

Except for the express representations and warranties by Seller in this Agreement, (i) Buyer has made its own independent inspection and investigation of the Equipment and the condition thereof and is purchasing the Equipment AS IS, WHERE IS AND WITH ALL FAULTS, (ii) Seller disclaims any warranty of merchantability or fitness for a particular purpose, (iii) Seller disclaims all liability and responsibility for any representation, warranty, statement or information (financial or otherwise) made or communicated (orally or in writing) to Buyer or any of its affiliates, or their respective employees, agents, consultants or representatives, and (iv) Seller makes no representation or warranty regarding the future success or profitability of the Penta Business.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1                               Organization and Existence.

Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own the Purchased Assets and to carry on the Penta Business.  Buyer is in good standing in all jurisdictions in the United States and Canada in which the character or the nature of the business currently conducted by it requires it to be so qualified or licensed unless the failure to so qualify or be licensed would not reasonably be expected to have a MAE.

6.2                               Authority.

Buyer has all necessary corporate power and authority to execute, deliver, and perform this Agreement, the Note and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement, the Note and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby.  This Agreement, the Note and the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby shall be the legal, valid, and binding obligations of Buyer, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3                               No Violations.

The execution and delivery of this Agreement and the Note by Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

(a)                                  Violate any of the terms of Buyer’s certificate of incorporation or bylaws, or any agreement to which Buyer is a party;

(b)                                 (i) With respect to this Agreement, result in a breach of any material contract, agreement, note, mortgage, indenture or instrument to which Buyer is a party or by which Buyer is bound or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a MAE on Buyer, or (ii) with respect to the Note, result in a breach of any contract, agreement, note, mortgage, indenture or instrument to which Buyer is a party or by which Buyer is bound or result in the creation of any Encumbrance on any of its assets, which has an adverse impact on the ability of Buyer to perform its obligations under the Note;

(c)                                  To Buyer’s Knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its Affiliates; or

(d)                                 (i) With respect to this Agreement, require the consent or approval of any Person other than those the failure of which to obtain would not have a MAE on Buyer, or (ii) with respect to the Note, require the consent or approval of any Person other than those the failure of which to obtain would have an adverse impact on the ability of Buyer to perform its obligations under the Note.

6.4                               Governmental Approval.

Except for the EPA and PMRA approvals required for transfer of the registrations of the Penta Products, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery, of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated herein.

6.5                               Buyer Proceedings.

Buyer is not the subject of any current bankruptcy proceeding.  There are no Proceedings, suits or investigations pending, instituted or, to Buyer’s Knowledge, threatened against Buyer or its Affiliates that could reasonably be expected to have a MAE on Buyer or in which Buyer would be declared insolvent or the subject of any bankruptcy or reorganization laws or procedures.

6.6                               No Brokers.

Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee from Buyer in connection with such transactions.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to Seller as follows:

7.1                               Organization and Existence.

Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to guarantee Buyer’s obligations under this Agreement.

7.2                               Authority.

Guarantor has all necessary corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by Guarantor in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Guarantor, enforceable in accordance with their terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3                               No Violations.

The execution and delivery of this Agreement by Guarantor, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

(a)                                  Violate any of the terms of Guarantor’s certificate of incorporation or bylaws, or any agreement to which Guarantor is a party;

(b)                                 Result in a breach of any material contract, agreement, note, mortgage, indenture or instrument to which Guarantor is a party or by which Guarantor is bound or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a MAE on Guarantor;

(c)                                  To Guarantor’s Knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Guarantor or any of its Affiliates; or

(d)                                 Require any consent or approval of any Person other than those the failure of which to obtain would not have a MAE on Guarantor.

7.4                               Governmental Approval.

No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery, of this Agreement by Guarantor or the consummation by Guarantor of the transactions contemplated herein.

7.5                               Guarantor Proceedings.

There are no Proceedings, suits or investigations pending, instituted or, to Guarantor’s Knowledge, threatened against Guarantor or its Affiliates that could reasonably be expected to have a MAE on the business or financial condition of Guarantor taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE 8
COVENANTS

Seller and Buyer hereby covenant and agree as follows:

8.1                               Confidentiality.

(a)                                  For a period of five (5) years from the Closing Date, Seller shall maintain in strict confidence all Confidential Information and disclose such Confidential Information only (A) to its employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential, or (B) as required by legal process (of which the other party shall be given prompt notice).  Seller shall be responsible for any breach of this Section 8.1 with respect to such Confidential Information by any of its representatives and agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information.  For the purpose of this Section 8.1(a), the term “Confidential Information” means confidential or proprietary information that relates primarily to the Penta Business, the Purchased Assets or the Assumed Liabilities and is the subject of efforts that under the circumstances are reasonable to maintain its confidentiality; provided however “Confidential Information” shall not mean (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section 8.1 and (B) information which becomes available on a non-confidential basis from a source other than Seller or its representatives, provided that such source is not known by Seller to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representative.

(b)                                 No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by Buyer or Seller without prior consultation with Buyer and Seller, except as may be necessary in the opinion of counsel to any party to meet any Legal Requirements (including disclosure requirements in connection with securities laws and regulations or exchange rules) or the determination of any court.

8.2                               Employees and Employee Benefits.

It is understood and agreed that Buyer is not hiring any employees of Seller or VMC in connection with the transactions contemplated by this Agreement.  To the extent that any employees of Seller or VMC are terminated in connection with this transactions contemplated under this Agreement, Seller shall be responsible for such termination and any liability associated therewith under Section 2.4(h).

8.3                               Taxes Resulting From Sale.

Buyer shall be responsible for any documentary, excise, stamp, and transfer taxes and any sales, use or other Taxes imposed by reason of the sale or transfer of the Assets contemplated hereunder, regardless of which party has liability for such Tax under Legal Requirements, and any deficiency, interest or penalty asserted with respect thereto; provided, however, that Seller shall be responsible for all Taxes related to the income of Seller or its Affiliates resulting from or in connection with the sale of the Purchased Assets pursuant to this Agreement.  Buyer shall pay the fees and costs of its recording or filing any conveyance instruments, and all third party costs of applying for new permits in replacement of the Permits and obtaining the transfer of existing Permits which may be lawfully transferred.

8.4                               Ad-Valorem Taxes.

Ad valorem property Taxes imposed on or with respect to the Equipment removed and Penta Inventory purchased by Buyer for the taxable period that contains the Closing Date shall be prorated between Seller and Buyer based on the relative number of days prior to the Closing Date and on and after the Closing Date during the taxable period, with Seller being responsible for such ad valorem property Taxes and Buyer reimbursing Seller for prorated ad valorem property Taxes for the period on and after the Closing Date.  Buyer’s reimbursement of the prorated post-Closing ad valorem property Taxes shall be an addition to the Purchase Price.  As an estimate of the amount of post-Closing ad valorem property taxes that Buyer would be required to reimburse Seller hereunder (“Buyer’s Estimated Ad Valorem Share”), Buyer shall deliver Ten Thousand Dollars ($10,000) to Seller at the Closing.  Seller shall be responsible as between Seller and Buyer for the payment of the total amount of ad valorem property Taxes imposed on or with respect to the Purchased Assets for the taxable period that contains the Closing Date.  Upon receipt of the ad valorem property Tax bills for the taxable period that contains the Closing Date, Seller shall calculate the prorated ad valorem property Taxes and shall refund to Buyer the amount, if any, by which Buyer’s prorated share of such ad valorem property Taxes hereunder is less than Buyer’s Estimated Ad Valorem Share.  The maximum amount of ad valorem Taxes that Buyer shall be required to bear hereunder is Buyer’s Estimated Ad Valorem Share, regardless of whether the actual prorated amount of such ad valorem Taxes calculated hereunder exceed Buyer’s Estimated Ad Valorem Share.

8.5                               Expenses.

Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement.

8.6                               Agreement to Not Compete.

In consideration of the Purchase Price and as an inducement for Buyer to enter into this Agreement, Seller agrees that, effective as of the date hereof and for a period of sixty (60) months hereafter (the “Non-Compete Term”), none of Seller or its Affiliates shall, without the consent of Buyer, directly or indirectly, own, engage in, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an employer, principal, agent, representative, consultant, investor, owner (including shareholder), lender, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with the Penta Business or the manufacture, formulation, distribution or sales of pentachlorophenol or solvents for pentachlorophenol used to pressure treat wood in the United States and/or Canada.  Notwithstanding the foregoing, Seller shall be entitled to own up to twenty-five percent (25%) of any class of equity securities of any such competitive Person if (x) such equity securities are listed on a national or regional securities exchange or registered under Section 12(g) of the Securities Act of 1933, or (y) such Person does not derive more than ten percent (10%) of their net sales revenue from the business of such Person that competes with the Penta Business of Buyer, provided, in each case, that Seller does not participate in the activities or operations of such Person.

8.7                               Specific Performance.

Seller acknowledges and agrees that any breach of the restrictive covenants set forth in Section 8.6 hereof will result in irreparable damage to Buyer for which there will be no adequate remedy at law, and Seller consents to an injunction, issued by any court of competent jurisdiction, in favor of Buyer, enjoining any breach of such covenant, without prejudice to any other right or remedy to which Buyer may be entitled.  In the event that any part of Section 8.6 herein is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, that section is to be interpreted to extend only over the maximum period of time, geographic area or range of activities required to render it valid and enforceable.

ARTICLE 9
POST-CLOSING SERVICES

9.1                               Remittances.

Buyer shall timely pay Seller the full unpaid amount due for the accounts receivable of Seller that are attributable to Buyer’s purchases from the Penta Business operated by VMC prior to the Closing Date.  Commencing as of the Closing Date and for a transition period not to exceed one hundred eighty (180) days, Buyer shall use its good faith efforts to assist Seller in collecting the uncollected accounts receivable of the Penta Business that are Excluded Assets.  To the extent that Buyer receives payments of receivables that are Excluded Assets, Buyer shall forward amounts so collected to Seller at the end of each month.  From and after the Closing Date, Seller will remit (and will cause VMC to remit) to Buyer, within one month following receipt thereof, any payments received by Seller or VMC with respect to Open Orders, Ordinary Course Agreements, and Penta Products sold by Buyer, or other amounts properly payable to Buyer hereunder.

9.2                               Delivery of Purchased Assets.

At Closing or as directed otherwise by Buyer, Seller shall deliver to Buyer all of the Purchased Assets other than the Penta Inventory and the Equipment.  For the first ninety (90) days following the Closing Date, Seller shall deliver the Penta Inventory to Buyer, or to third parties on behalf of Buyer, as directed by Buyer.  Thereafter, any Penta Inventory for which Buyer has not provided delivery instructions will be delivered by Seller to Buyer’s Tuscaloosa, Alabama facility.  Buyer shall bear the transportation and insurance costs associated with all deliveries of Penta Inventory under this Section 9.2.  Seller shall deliver the Equipment in accordance with Section 9.4.

9.3                               Transition Activities.

If Seller has phenol in stock as of the Closing Date, Seller may elect to continue to operate the Equipment for a period of thirty (30) calendar days, at Seller’s sole cost and expense, in order to convert all of such phenol into finished Penta Products.  Seller shall sell only to Buyer, and Buyer shall purchase, all such Penta Products that meet the relevant Vulcan Chemicals Pentachlorophenol Product Specification and shall pay Seller for such Penta Products at Seller’s cost therefor.  Seller shall supply Buyer with pentachlorophenol not meeting the relevant product specifications that is stored at the Facility as of the Closing Date, at no additional cost, on an “AS IS, WHERE IS” basis,

FOB the Facility, up to the maximum of ten (10) short tons.  Buyer and Seller shall mutually agree as to the purchase or other disposition of any additional pentachlorophenol products not conforming to specifications, however, in the absence of any written agreement regarding the same, Seller shall remain responsible for the disposal of such additional products in accordance with Legal Requirements, and all costs and expenses associated therewith.  Except as otherwise specified in this Agreement, Seller shall bear all costs associated with its operation of the Equipment during such period.

9.4                               Removal of Equipment.

Seller shall be solely responsible for the dismantling and cleaning the Equipment, at all times in accordance with standard industry requirements for dismantling and cleaning such equipment, including all costs associated with such cleaning.  Seller shall dismantle and clean the Equipment within six (6) weeks following the Closing Date, or if Seller continues production of Penta Products under this Agreement, six (6) weeks following cessation of such production by Seller.  Buyer shall select the Equipment that it will remove within three (3) weeks after Closing Date.  Buyer shall remove (or cause the removal of) the selected Equipment from the Facility within four (4) months following written notice from Seller that it has completed its cleaning obligations hereunder.  The removal shall take place during Seller’s normal business hours, shall comply with Seller’s reasonable policies and procedures applicable to third parties undertaking similar work at the Facility, and shall not unduly disrupt Seller’s other business activities.  Buyer shall be responsible for all shipping costs and for reasonable repair expenses for damage to Seller’s property caused by removal of the selected Equipment by Buyer, its Affiliates or agents.  Buyer shall notify Seller of the expected date, scope of the work, and identity of any third parties requiring access to the Facility prior to the removal of the selected Equipment; the scope of the work as well as the employment of any third parties must be approved by Seller prior to the removal of the removable machinery and equipment.  The parties shall cooperate to obtain any necessary permits and approvals of Governmental Entities and any other third parties for the removal of the selected Equipment or any portion thereof that Buyer elects to remove.  Seller shall be responsible for the first $150,000 of costs associated with the obtaining of necessary permits and approvals and the dismantling, removal and packing of the selected Equipment, including rigging company charges.  Buyer shall be responsible for any such costs in excess of the first $150,000.  Any Equipment that Buyer elects not to remove shall remain the responsibility of Seller.

ARTICLE 10
INDEMNIFICATION

10.1                        Indemnification by Seller.

Seller agrees to indemnify, defend and hold Buyer and its Affiliates, officers, directors, employees or agents (“Buyer Indemnified Parties”) harmless from and against any and all Claims sustained by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Seller contained in this Agreement, (ii) any liabilities of Seller fixed, contingent or otherwise, including (A) any liabilities related to the ownership, management or use of the Purchased Assets or operation of the Penta Business prior to the Closing, or related to the Penta Inventory while at the Facility after the Closing or to the Equipment during the post-Closing operation by Seller thereof pursuant to

Section 9.3, and (B) all Retained Liabilities, or (iii) any act of omission of Seller, prior to the Closing, with respect to the Open Orders (specifically excluding the fact that delivery has not occurred thereunder) or the Ordinary Course Agreements; in each case, exclusive of the Assumed Liabilities.

10.2                        Indemnification by Buyer.

Buyer agrees to indemnify, defend and hold Seller and its Affiliates, officers, managers, employees or agents (“Seller Indemnified Parties”) harmless from and against any and all Claims sustained by Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement, (ii) any liabilities of Buyer fixed, contingent or otherwise, including (A) any liabilities related to the ownership, management or use of the Purchased Assets or operation of the Penta Business after the Closing, except those related to the Penta Inventory while at the Facility after the Closing or to the Equipment during the post-Closing operation by Seller thereof pursuant to Section 9.3, and (B) all Assumed Liabilities, or (iii) any act of omission of Buyer, after the Closing, with respect to the Open Orders or the Ordinary Course Agreements; in each case, exclusive of the Retained Liabilities.

10.3                        Indemnification Procedure.

Any Seller Indemnified Party or Buyer Indemnified Party seeking information or reimbursement for Claims hereunder (the “Indemnified Party”) shall as promptly as practical notify the party from which such indemnification is sought (the “Indemnifying Party”) upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder.  Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnified Party shall have declined so to participate.

10.4                        Survival.

All representations and warranties of the parties hereto shall survive the date hereof and shall remain in full force and effect for a period of eighteen (18) months from the Effective Date, except for Section 5.13, which shall continue until thirty (30) days after the expiration of the applicable statute of limitations if later than the period set forth herein, and Section 5.8, which shall survive until the first anniversary of the Closing Date, as such term is defined in the Asset Purchase Agreement among Seller, Vulcan Chloralkali, LLC and VMC, dated October 11, 2004.  All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the transactions contemplated hereby.  The covenants and agreements entered into pursuant to this Agreement shall survive the date hereof, subject to the applicable statutes of limitations.

10.5                        Applicability of Indemnification Obligation.

EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 10.1 OR 10.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF COVENANT, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THIS AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

10.6                        Limitation on Amounts.

Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall be liable for any Claims with respect to the matters set forth in Section 10.1 or 10.2, respectively, unless (i) a Claim is timely asserted during the survival period specified in Section 10.4, and (ii) the aggregate of all Claims under Section 10.1 or 10.2, respectively, exceeds, on a cumulative basis, $50,000; provided however, that after the aggregate amount of indemnified Claims reaches such threshold amount, the Indemnified Party shall be entitled to the entire amount of the Claim suffered by the Indemnified Party.  Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Seller to the Buyer Indemnified Group and the aggregate liability of Buyer to the Seller Indemnified Group, arising under or related to this Agreement and the transactions contemplated hereby, whether based in contract, tort, strict liability, common law or otherwise, shall not exceed, in either case, $3,000,000.

10.7                        Sole Remedy; Limitations.

Buyer and Seller acknowledge and agree that in the absence of actual fraud or intentional misconduct, the foregoing indemnification provisions in this ARTICLE 10 shall be the sole and exclusive remedy at equity and law of Buyer and Seller arising out of, related to or with respect to this Agreement, whether based on contract, tort, statute, strict liability, common law or otherwise.  NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON

CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH SELLER IS SEEKING INDEMNIFICATION HEREUNDER.

ARTICLE 11
GUARANTY

11.1                        Guaranty

(a)                                  Guarantor hereby unconditionally and irrevocably guarantees to Seller and each of its successors, indorsees, transferees and assigns, the prompt and complete payment in cash and performance by Buyer when due (whether at the stated maturity, by acceleration or otherwise) of the obligations of Buyer under this Agreement and the Note (the “Guaranteed Obligations”).  This is a guarantee of payment and not collection and the liability of Guarantor is primary.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the maximum liability of Guarantor hereunder shall in no event exceed the amount that can be guaranteed by it under applicable federal and state laws relating to the insolvency of debtors.

(c)                                  Guarantor agrees that if the maturity of the Guaranteed Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor.  The guarantee contained in this ARTICLE 11 shall remain in full force and effect until all the Guaranteed Obligations shall have been satisfied by payment in full in cash.

11.2                        Amendments.

Guarantor shall remain obligated hereunder, and its obligations hereunder shall not be released, discharged or otherwise affected, notwithstanding that, without any reservation of rights against Guarantor and without notice to, demand upon or further assent by Guarantor (which notice, demand and assent requirements are hereby expressly waived by Guarantor), (a) any demand for payment of any of the Guaranteed Obligations made by Seller may be rescinded by Seller and any of the Guaranteed Obligations continued; (b) this Agreement may be amended, modified, supplemented or terminated, in whole or in part, as Buyer and Seller may deem advisable from time to time; and (c) any additional guarantors, makers or endorsers of the Guaranteed Obligations may from time to time be obligated on the Guaranteed Obligations or any additional security or collateral for the payment and performance of the Guaranteed Obligations may from time to time secure the Guaranteed Obligations.

11.3                        Waivers.

Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Seller upon the guarantee contained in this ARTICLE 11 or acceptance of the guarantee contained in this ARTICLE 11; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this ARTICLE 11 and no notice of creation of the Guaranteed Obligations or any extension of credit already or hereafter contracted by or extended to Buyer need be given to Guarantor; and all dealings between Buyer and Guarantor, on the one hand, and Seller, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this ARTICLE 11.  Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Buyer or any of Guarantor with respect to the Guaranteed Obligations.

ARTICLE 12
MISCELLANEOUS

12.1                        Notices.

All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid overnight delivery service, or sent by facsimile transmission, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Buyer:

KMG-Bernuth, Inc.

10611 Harwin, Suite 402

Houston, Texas 77036

Attention:  Chief Financial Officer

Facsimile: (713) 988-9298

with a copy to:

Roger C. Jackson, Esq.

General Counsel

KMG Chemicals Inc.

10611 Harwin, Suite 402

Houston, Texas 77036

Facsimile: (713) 988-9298

If to Seller:

Occidental Chemical Corporation

5005 LBJ Freeway

Dallas, Texas 75244

Attention: Vice President and General Counsel

Facsimile: (972) 404-4155

Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received.

12.2                        Entire Agreement.

This Agreement, including the schedules, exhibits, annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12.3                        Amendments and Waiver; Rights and Remedies.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

12.4                        Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

12.5                        Binding Effect; Assignment.

This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Buyer may upon notice to Seller direct that title to all or part of the Purchased Assets be conveyed to one or more of Buyer’s wholly owned subsidiaries (direct or indirect).  This Agreement may not be assigned without prior written consent of the other party, such consent not to be unreasonably withheld.

12.6                        Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, whether by facsimile transmission or original form, shall be deemed an original, and all of which together shall constitute one and the same agreement.

12.7                        Interpretation.

Unless the context of this Agreement clearly requires otherwise:  (a) references to the plural include the singular and vice versa; (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (c) ”including” is not limiting; (d) ”or” has the inclusive meaning represented by the phrase “and/or”; (e) all references to dollars or “$” mean United States dollars; (f) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular provision of this Agreement; (g) article, paragraph, subparagraph, section, subsection, exhibit references are to this Agreement unless otherwise specified; (h) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (i) references to any applicable law such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, unless the effect thereof is to reduce, limit or otherwise prejudicially affect any obligation or any right, power or remedy hereunder, in which case such agreement, modification, codification or reenactment will not, to the maximum extent permitted by applicable law, form part of this Agreement and is to be disregarded for purposes of the construction and interpretation hereof.

12.8                        Severability of Provisions.

If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Legal Requirements.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

BUYER:		SELLER:

KMG-BERNUTH, INC.		BASIC CHEMICALS COMPANY, LLC

By:	/s/ John V. Sobchak	By:	/s/ Chuck Anderson
	John V. Sobchak, Vice President		Chuck Anderson
	and Chief Financial Officer		Executive Vice President

GUARANTOR:

KMG CHEMICALS INC.

By:	/s/ John V. Sobchak
John V. Sobchak, Vice President
and Chief Financial Officer